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                                                                      EXHIBIT 16

                        [LETTERHEAD OF ARTHUR ANDERSEN]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

July 26, 2000


Dear Sir/Madam,

We have read paragraphs 1, 2, 4, and 5 of Item 4 included in the Form 8-K dated July 26, 2000 of GIANT GROUP, LTD. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP

kel
cc: Mr. Burt Sugarman, GIANT GROUP, LTD.